Exhibit 4.4

Summary Translation

Lease Agreement between Zhejiang Tantech Bamboo Technology Co., Ltd. and Zhejiang

Tantech Energy Technology Co., Ltd.

Party A: Zhejiang Tantech Energy Technology Co., Ltd.

Party B:Zhejiang Tantech Bamboo Charcoal Co., Ltd.

On December 10, 2021, the two parties signed a Lease Agreement. Party A leases the subject properties to Party B. The leased properties are Buildings No. 3 and No. 4 located at No. 10 Censhan Road, Shuige Industrial Zone, Lishui City, Zhejiang Province, China, with an area of 12,904 square meters. The house is used as production and office space for Party B.

The rental period of the properties is from January 1, 2022 to December 31, 2032. The rent is paid every six months. The total annual rent of the house is 1,238,784 yuan.

The Agreement is made in duplicate with all parties herein holding one copy each with the same legal effect.

Zhejiang Tantech Bamboo Charcoal Co., Ltd.

/s/ Corporate Chop

By: /s/ Wangfeng Yan

Name: Wangfeng Yan

Zhejiang Tantech Energy Technology Co., Ltd.

/s/ Corporate Chop

By: /s/ Yonghong Wu

Name: Yonghong Wu